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                                                              EXHIBIT (g)(3)

                             BHP Merger With Magma
                             ---------------------

San Francisco--January 12, 1996--The Broken Hill Proprietary Company Limited announced today that its subsidiary has acquired approximately 97 percent of all the stock of Magma Copper Company (on a fully diluted basis) including more than 90 percent of each class of stock which will allow it to complete its merger with Magma next week. As of now approximately 400,000 shares of common stock remain outstanding.

The next step will be the integration of BHP and Magma's copper operations to form the BHP Copper Group led by Magma's President and CEO, Mr. J. Burgess Winter.

For further information contact:

BHP Media:        Jay Rhodes, San Francisco      (415) 774-2449 (work)
                                                 (415) 567-3600 (home)

BHP Investors:    Pierre Hirsch, San Francisco   (415) 774-2030 (work)

Magma:            Robbie Stephen, Tucson         (520) 575-5710 (work)
                  Sandy Cole, Tucson             (520) 575-4758 (work)